Exhibit 10.17

MASTER SUPPLY AND DEVELOPMENT SERVICES AGREEMENT

between

ASTRAZENECA UK LIMITED

and

VIELA BIO, INC.

DATE: Febuaruy 23, 2018

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TABLE OF CONTENTS

1.	Agreement and Product Schedules		8

	1.1.	Agreement	8

	1.2.	Product Schedules	8

	1.3.	Non-Exclusive	8

	1.4.	Duration	8

2.	Affiliates of AstraZeneca		9

	2.1.	Affiliates	9

3.	AstraZeneca		9

	3.1.	AstraZeneca’s Performance	9

	3.2.	Breach of Quality Assurance Agreement	10

4.	Intellectual Property		10

	4.1.	Intellectual Property Rights	10

	4.2.	Intellectual Property Rights of AstraZeneca	10

	4.3.	Arising Intellectual Property Rights	10

	4.4.	License of SPINCO Intellectual Property Rights	10

	4.5.	License to SPINCO	10

	4.6.	Proprietary Manufacturing Processes	11

	4.7.	Disclosure of CMC Information for Regulatory Purposes	11

	4.8.	Enforcement of Intellectual Property Rights	13

	4.9.	Defense of Third Party Claims	14

5.	Delivery		14

	5.1.	Time of Delivery	14

6.	Clinical Supply		15

	6.1.	Manufacture of Product for Clinical Trials	15

	6.2.	QAA	15

7.	Inspection, Rejection and Acceptance of Supplied Product		15

	7.1.	Conforming Products	15

	7.2.	Release	15

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	7.3.	Shortfall or Non-Conforming Product	15

	7.4.	Remedies for Shortfall or Non-Conformance	16

	7.5.	Return or Destruction of Non-Conforming Products	16

	7.6.	Disagreement	16

	7.7.	Referral to Independent Expert	17

	7.8.	Recalls	17

8.	Specifications; Change Control		18

9.	Representations, Warranties and Information		20

	9.1.	Representations and Warranties	20

10.	Payment		21

	10.1.	Prices	21

	10.2.	Invoices	21

	10.3.	Payment Period	21

	10.4.	Failure to Timely Pay	22

	10.5.	No Set-Off	22

	10.6.	Audits, Disputes, Requests for Information	23

11.	Confidentiality		23

	11.1.	Confidentiality	23

	11.2.	Permitted Disclosure	24

	11.3.	Press Releases; Public Announcements	26

	11.4.	Injunctive Relief	26

	11.5.	Return or Destruction of Confidential Information	26

	11.6.	Permitted Retention of Confidential Information	26

12.	Liability		27

	12.1.	Disclaimer	27

	12.3.	Limitation of Liability	27

	12.3.	Maximum Liability	27

	12.4.	Recovery of Damages	27

13.	Indemnities		28

	13.1.	Indemnification of AstraZeneca	28

	13.2.	Indemnification of SPINCO	28

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	13.3.	Exceptions and Limitations on Indemnification	28

	13.4.	Indemnification Procedures	28

14.	Insurance		29

	14.1.	Insurance	29

15.	Term and Termination		29

	15.1.	No Product Schedules	29

	15.2.	Term of Product Schedule	29

	15.3.	Product Schedule Termination on Notice	29

	15.4.	For Convenience	29

	15.5.	Material Breach	30

	15.6.	Insolvency Events	30

	15.7.	Technology Transfer:	30

	15.8.	Force Majeure	30

	15.9.	Survival of Rights and Obligations	31

16.	Force Majeure		31

	16.1.	Force Majeure	31

17.	Assignment, Transfer and Subcontracting		31

	17.1.	Assignment	31

	17.2.	Subcontracting	33

18.	Notices		33

	18.1.	Form of Notice	33

	18.2.	Address for Notice	34

19.	General		34

	19.1.	Relationship of Parties	34

	19.2.	Waivers	34

	19.3.	Severability	34

	19.4.	Entire Agreement	34

	19.5.	No Reliance	35

	19.6.	Amendments and Modifications	35

	19.7.	Third Parties	35

	19.8.	Counterparts	35

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	19.9.	Jurisdication and Dispute Resolution	35

	19.10.	Governing Law	36

	19.11.	Equitable Relief	36

20.	Oversight		37

	20.1.	Project Teams	37

	20.2.	Joint Development Committee	37

	20.3.	Joint Steering Committee	37

	20.4.	Procedural Matters	38

21.	Compliance		38

	21.1.	Authorization	38

22.	Safety, Health and Environment		38

	22.1.	Health, Safety and Security Rules	38

	22.2.	Hazards	38

	22.3.	Registrations and Approvals	38

23.	Records, Monitoring and Right to Audit		38

	23.1.	Records	38

	23.2.	Audit	39

	23.4.	Audit Assistance	39

	23.4.	Audit Costs	39

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MASTER SUPPLY AND DEVELOPMENT SERVICES AGREEMENT

This Master Supply and Development Agreement (the “Agreement”) is entered into as of Febuary 23, 2018 (the “Effective Date”) by and between:

ASTRAZENECA UK LIMITED, a company incorporated under the laws of England and Wales, whose registered office is at 1 Francis Crick Avenue, Cambridge Biomedical Campus, Cambridge, Cambridgeshire, United Kingdom, CB2 0AA (“AstraZeneca”); and

VIELA BIO, INC., a Delaware corporation, whose registered office is at 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801 (“SPINCO”);

(each a “Party”, collectively the “Parties”).

Background

(A)

AstraZeneca has established research, development and/or manufacturing programs for MEDI-551 (the “MEDI-551 Program”), MEDI4920, MEDI7734, MEDI9600, MEDI1116 and Mabkine (collectively, including the MEDI-551 Program, the “Programs”) aimed at treating inflammation and autoimmune disorders.

(B)

Certain Affiliates of AstraZeneca and SPINCO have entered into that certain Asset Purchase Agreement, dated February 23, 2018 (the “APA”), pursuant to which MedImmune, LLC, MedImmune Limited and AstraZeneca Collaboration Ventures, LLC, have agreed to sell certain assets relating to the Programs to SPINCO on the terms and subject to the conditions set forth therein.

(C)

In accordance with the terms and conditions of the APA, AstraZeneca and SPINCO have agreed to enter into (a) a clinical supply agreement for the supply of MEDI-551 and related services which it is anticipated will be provided initially by AstraZeneca Operations (“CSA”); (b) an agreement for the supply of development services for the Programs and the supply of clinical and non-clinical product for the Programs (excluding supply of MEDI-551, which MEDI-551 supply will occur under the CSA and MEDI1116, which MEDI1116 clinical supply (and if applicable commercial supply) will occur under one or more separate supply agreements to be entered into by the Parties), which it is anticipated will be provided initially by MedImmune’s Biopharmaceutical Development function; and (c) a subsequent commercial supply agreement for MEDI-551 to be negotiated in good faith between the Parties.

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(D)

Further to recital (C)(b) above, SPINCO has agreed to enter into this Agreement to enable it to obtain (a) such development services for the Programs (and such other programs as the Parties may agree from time to time) and (b) clinical and non-clinical supplies for the Existing Products (and such other products as the Parties may agree from time to time, but not including MEDI-551 or MEDI1116), in each case from AstraZeneca or its Affiliates or subcontractors through Product Schedules entered into under this Agreement.

Execution

This Agreement is executed as of the Effective Date by the authorized representatives of the Parties.

SIGNED for and on behalf of AstraZeneca UK Limited	SIGNED for and on behalf of Viela Bio, Inc.

By:	[***]	By:	/s/ Zhengbin (Bing) Yao
Name:	[***]	Name:	Zhengbin (Bing) Yao
Title:	[***]	Title:	CEO
Date:		Date:

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Agreement

In consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

PART A: GENERAL TERMS

1.    Agreement and Product Schedules

1.1.    Agreement: This Agreement sets out the terms on which AstraZeneca agrees to supply or cause its Affiliate to supply, and under which SPINCO agrees to purchase, supplies of Products and Development Services pursuant to the applicable Product Schedules.

1.2.    Product Schedules: SPINCO and AstraZeneca may enter into:

1.2.1.    Development Service Schedules for development activities in relation to Products; and

1.2.2.    Supply Schedules for the supply of Products (and services related to such supply);

The terms and conditions of this Agreement (including any subsequent amendments) shall be, and hereby are deemed to be, incorporated into each Product Schedule, and each Product Schedule shall form a separate Agreement.

1.3.    Non-Exclusive: The engagement of AstraZeneca by SPINCO under a Product Schedule shall be on a non-exclusive basis. SPINCO shall at all times have the right, at its sole discretion, to engage other service providers in relation to any Products; provided, however, that with respect to the supply of Products, such right shall be expressly subject to Section 4.6 of this Agreement. Except as provided in Section 4.7 or to the extent agreed in connection with a technology transfer pursuant to Section 15.7, in no event shall any Service provided by AstraZeneca or its Affiliates or subcontractors hereunder require disclosure or transfer of any MedImmune Manufacturing Technology.

1.4.    Duration: SPINCO and AstraZeneca may enter into Product Schedules at any time during the ten (10) year period beginning on the Effective Date. The expiry of that ten (10) year period or the termination of this Agreement under Article 15 (Term and Termination) will not automatically result in the termination or expiry of any Product Schedule.

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2.    Affiliates of AstraZeneca

2.1.    Performance by Affiliates. AstraZeneca shall have the right to perform all or any of its obligations under this Agreement through any of its Affiliates provided that AstraZeneca shall remain responsible for the performance of such Affiliate as if such obligations were performed by AstraZeneca itself.

2.2.    Affiliates: SPINCO and AstraZeneca or any Affiliate of AstraZeneca may enter into:

2.2.1.    Development Service Schedules for Development Services; and

2.2.2.    Supply Schedules for the supply of Products;

and the terms and conditions of this Agreement (including any subsequent amendments) shall be, and hereby are deemed to be, incorporated into each Affiliate Product Schedule, subject to the following variations and any other variations set out in that Affiliate Product Schedule. Under all circumstances, AstraZeneca will remain fully liable for all obligations under this Agreement on behalf of itself and its Affiliates. An Affiliate Product Schedule shall form a separate agreement between SPINCO and the Affiliate of AstraZeneca. For each Affiliate Product Schedule the terms and conditions shall be varied so that references to “AstraZeneca” will be construed as references to the Affiliate and references to “Parties” construed accordingly. For the avoidance of doubt, no Affiliate of AstraZeneca shall be bound by the terms of this Agreement unless such Affiliate has entered into an Affiliate Product Schedule.

3.    AstraZeneca Obligations

3.1.    AstraZeneca’s Performance: AstraZeneca shall carry out the Services in accordance with the terms of this Agreement, including the applicable:

3.1.1.    Purchase Order;

3.1.2.    QAA;

3.1.3.    Product Schedule; and

3.1.4.    Applicable Laws and Regulations.

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3.2.    Breach of Quality Assurance Agreement: A breach of the QAA constitutes a breach of this Agreement. If there is any inconsistency between the QAA and this Agreement, the QAA shall take precedence for all quality matters and this Agreement for all other matters.

4.    Intellectual Property

4.1.    Intellectual Property Rights of SPINCO: All Background IPR of SPINCO shall remain vested in and the exclusive property of SPINCO or its licensors, as applicable.

4.2.    Intellectual Property Rights of AstraZeneca: All Background IPR of AstraZeneca or its Affiliates shall remain vested in and the exclusive property of AstraZeneca, its Affiliates or its licensors, as applicable.

4.3.    Arising Intellectual Property Rights: Intellectual Property Rights arising in connection with the activities undertaken pursuant to this Agreement (“Arising IPR”) shall be owned according to inventorship; provided that to the extent that any Arising IPR conceived, developed or generated by AstraZeneca or an Affiliate of AstraZeneca relates exclusively to a Product, such Arising IPR will be owned by SPINCO (“New SPINCO IPR”). AstraZeneca shall promptly disclose to SPINCO all Know-How that relates exclusively to a Product, and SPINCO shall have the sole discretion in pursuing Patent Rights or other intellectual property rights protection for such Know-How. AstraZeneca hereby assigns to SPINCO all right, title and interest of AstraZeneca in any New SPINCO IPR. With the exception of New SPINCO IPR, all Arising IPR conceived, developed or generated by AstraZeneca or an Affiliate of AstraZeneca (“New AZ IPR”) will be owned by AstraZeneca.

4.4.    License of SPINCO Intellectual Property Rights: SPINCO grants to AstraZeneca a royalty-free, non-exclusive right for the term of this Agreement to use and sublicense SPINCO’s Intellectual Property Rights, including the New SPINCO IPR to the extent necessary and for the sole purpose of performing its obligations under this Agreement.

4.5.    License to SPINCO: Provided that this Agreement has not been terminated by AstraZeneca under Section 15.5 due to material breach by SPINCO, AstraZeneca hereby grants to SPINCO a non-exclusive, royalty-free, sublicensable, worldwide license to use any (a) New AZ IPR (other than any Manufacturing Technology) and (b) Licensed Manufacturing Technology, in each case (a) and (b) solely to the extent necessary to make, have made, use, sell, offer to sell and import Products. This Section 4.5 is without prejudice to Section 4.6 and SPINCO’s obligations of non-use and non-disclosures in Article 11 (Confidentiality).

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4.6.    Proprietary Manufacturing Processes:

4.6.1.    SPINCO acknowledges and agrees that the manufacturing process used by AstraZeneca or its Affiliates to manufacture each of the Existing Products incorporates or may incorporate Manufacturing Technology and that AstraZeneca is under no obligation to transfer such Manufacturing Technology to SPINCO or, subject to Section 15.7, any Third Party. The Parties anticipate that, as part of the Development Services, AstraZeneca will develop manufacturing processes for the Existing Products (other than MEDI-551 and MEDI1116) that, notwithstanding the foregoing, can and will be transferred to SPINCO in accordance with the applicable Product Schedule (the “Transferable Manufacturing Processes”).

4.6.2.    The Transferable Manufacturing Processes shall not include or use Manufacturing Technology, except Manufacturing Technology that (a) is subject to one or more Sublicense Agreements (as defined in and entered into pursuant to the APA); (b) the Parties have mutually agreed to include or use in such process on such terms as may be agreed between the Parties and recorded in the applicable Product Schedule; or (c) is not subject to clause (b) but is included or used in such process, in which case such Manufacturing Technology under this clause (c) (the “Licensed Manufacturing Technology”) shall be licensed to SPINCO pursuant to Section 4.5;

4.6.3.    AstraZeneca will, subject to the terms of the applicable Product Schedule, transfer each Transferable Manufacturing Process to either SPINCO, or, subject to the terms of the Sublicense Agreements (if applicable), such Third Party as SPINCO may direct.

4.6.4.    SPINCO acknowledges and agrees that a Transferable Manufacturing Process may [***].

4.6.5.    For clarity, AstraZeneca is under no obligation to (a) use or include any particular elements of Manufacturing Technology, including [***] in the performance of the Development Services, or (b) subject to Sections 4.7 and 15.7, disclose or otherwise transfer any MedImmune Manufacturing Technology.

4.7.    Disclosure of CMC Information for Regulatory Purposes:

4.7.1.    With respect to each Existing Product, if and for so long as Supplied Product is manufactured by AstraZeneca using MedImmune Manufacturing

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Technology, AstraZeneca will, at SPINCO’s reasonable request, and at SPINCO’s [sole] cost and expense, provide SPINCO one or more letters providing SPINCO a right of reference to the relevant IND or other relevant filing with a Regulatory Authority, or shall otherwise provide SPINCO via such other methods as may be available, to allow SPINCO to reference with the applicable Regulatory Authority the relevant CMC Data solely to the extent necessary for SPINCO to obtain or maintain an IND or BLA or other Regulatory Approval for such Product. Such alternate methods may entail AstraZeneca providing such CMC Data directly to such Regulatory Authority (to the extent permitted by Applicable Law and Regulations) or at AstraZeneca’s sole election, directly to SPINCO; provided that SPINCO shall permit AstraZeneca to seek any and all measures available to protect the confidentiality of and AstraZeneca’s interests in and to such CMC Data, including, if such information is provided directly to SPINCO, restricting access to such CMC Data through a secure data room or portal to specified members of SPINCO’s regulatory affairs and quality assurance departments who need to know such CMC Data in order to prepare, submit, obtain, or maintain an IND or BLA or Regulatory Approval for the Product and who have entered into confidentiality agreements with AstraZeneca in a form reasonably acceptable to AstraZeneca, and SPINCO shall provide full cooperation and assistance to AstraZeneca in seeking to obtain such protection.

4.7.2.    If required by AstraZeneca, the cover letter for any IND or other Regulatory Approval application submitted by SPINCO in connection with this Agreement shall instruct the applicable Regulatory Authority to direct any questions with respect to the CMC Data for the Product directly to AstraZeneca. If, in connection with obtaining or maintaining any IND or other Regulatory Approval for the Product, SPINCO receives any question from a Regulatory Authority with respect to the CMC Data for the Existing Product or otherwise in connection with any MedImmune Manufacturing Technology, unless AstraZeneca has specified otherwise, SPINCO shall not answer any such question and shall promptly forward such question to AstraZeneca and unless AstraZeneca has specified otherwise, AstraZeneca shall, where this is permissible, provide the answer to any such question directly to the applicable Regulatory Authority.

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4.7.3.    For clarity, (a) if AstraZeneca provides a right of reference, or such other method for SPINCO to utilize the CMC Data other than providing such CMC Data directly to specified personnel at SPINCO, such reference or other method shall not entitle SPINCO to view, access, or otherwise obtain such CMC Data or any other MedImmune Manufacturing Technology; and (b) to the extent that MedImmune Manufacturing Technology is disclosed pursuant to this Section 4.7, it may not be further disclosed within SPINCO, to an Affiliate or to any Third Party except to:

(a)

a Regulatory Authority as permitted pursuant to Section 4.7.2 to the extent necessary to obtain or maintain a Regulatory Approval for such Product; provided, however, that reasonable measures shall be taken to assure confidential treatment of such MedImmune Manufacturing Technology and SPINCO shall not disclose any MedImmune Manufacturing Technology to any Regulatory Authority or answer any query raised by a Regulatory Authority with respect to MedImmune Manufacturing Technology unless SPINCO has provided a copy of the query (or other explanation of the need to disclose) and proposed disclosure or response to AstraZeneca and AstraZeneca has given its written consent to such proposed disclosure or response; or

(b)	the extent required pursuant to Section 11.2.3, as provided therein.

4.7.4.    NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 4.7, SPINCO SHALL NOT USE OR DISCLOSE MEDIMMUNE MANUFACTURING TECHNOLOGY FOR ANY PURPOSE.

4.8.    Enforcement of Intellectual Property Rights: If any Party learns of the actual, suspected, threatened or likely infringement or misappropriation of any Intellectual Property Rights of either Party (including the Arising IPR) relating to any Supplied Product or the Services, then that Party shall give written notice thereof to the other Party, and shall provide the other Party with any evidence of such infringement or misappropriation in its possession. SPINCO shall have the right to enforce any rights in SPINCO’s Background IPR and New SPINCO IPR against any infringement or misappropriation, and to defend any Third Party challenge to its Background IPR or New SPINCO IPR, and may at its own expense, institute suit against any such infringer or misappropriator or defend any challenge to its Intellectual Property Rights, and shall control and defend such suit and recover any damages, awards, or

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settlements remaining after deduction of the reasonable and documented, out-of-pocket costs (including attorney’s fees and expenses) of each Party in assisting with such suit. AstraZeneca will reasonably cooperate in any such litigation, including, without limitation, joining any such suit, at SPINCO’s request and expense. SPINCO shall not enter into any settlement of any claim described in this Section 4.8 that incurs any financial liability on the part of AstraZeneca or requires an admission of liability, wrongdoing or fault on the part of AstraZeneca, without AstraZeneca’s prior written consent (such consent not to be unreasonably withheld, delayed, or conditioned).

AstraZeneca shall have the right to enforce any rights in AstraZeneca’s Background IPR and New AZ IPR against any infringement or misappropriation, and defend any Third Party challenge to its Background IPR or New AZ IPR, and may at its own expense, institute suit against any such infringer or misappropriator, and control and defend such suit and recover any damages, awards, or settlements remaining after deduction of the reasonable and documented, out-of-pocket costs (including attorney’s fees and expenses) of each Party in assisting with such suit. SPINCO will reasonably cooperate in any such litigation, including, without limitation, joining any such suit, at AstraZeneca’s request and expense. AstraZeneca shall not enter into any settlement of any claim described in this Section 4.8 that incurs any financial liability on the part of SPINCO or requires an admission of liability, wrongdoing or fault on the part of SPINCO, without SPINCO’s prior written consent (such consent not to be unreasonably withheld, delayed, or conditioned).

4.9.    Defense of Third Party Claims: If a claim is brought by a Third Party that a Supplied Product or use of a Supplied Product infringes the Intellectual Property Rights of such Third Party, the Party receiving notice of such claim shall give prompt notice to the other Party of such claim, and following such notification, the Parties shall confer on how to respond.

5.    Delivery

5.1.    Time of Delivery: AstraZeneca shall undertake the Services in accordance with the applicable Product Schedule. The Project Teams shall keep the timing of the delivery of the Services under review and, if applicable, propose updates to the applicable Product Schedule directly to SPINCO for its approval, which will not be unreasonably withheld or delayed, or to the JSC. For clarity, if the terms of a Product Schedule require amendment, such amendment shall only take effect when the amendment is executed by both Parties.

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6.    Clinical Supply

6.1.    Manufacture of Product for Clinical Trials: Article 7 (Inspection, Rejection and Acceptance of Supplied Products) and Article 8 (Specifications; Change Control) shall apply to Supply Schedules for the supply of Existing Products (other than MEDI-551 and MEDI-1116) for use in clinical trials provided that the Parties acknowledge and agree that such provisions may not be appropriate for initial cGMP batches and with respect to such batches AstraZeneca will not be able to guarantee manufacture in accordance with the Specifications or yield. The requirements for such batches will be set out in the applicable Product Schedule and Article 7 will only apply to such batches as provided in the applicable Product Schedule. Sections 8.1 and 8.2 shall not apply to Development Service Schedules designed to develop, modify or validate the manufacturing process or implement the specification for a Product.

6.2.    QAA: On or before execution of the first Supply Schedule, the Parties will enter into a quality assurance agreement which shall include quality responsibilities with respect to, among other things, release testing, stability testing, access to IMP Dossier and record retention requirements (the “QAA”). The Parties will update or enter into separate quality assurance agreements regarding the various Products, if required.

7.    Inspection, Rejection and Acceptance of Supplied Product

7.1.    Conforming Products: AstraZeneca shall manufacture, or have manufactured, the Products in accordance in all material respects with the applicable Specification, the QAA, and any Applicable Laws and Regulations.

7.2.    Release: Product for use in a clinical trial shall be released in accordance with the QAA.

7.3.    Shortfall or Non-Conforming Product: SPINCO shall promptly notify AstraZeneca of any Shortfall or Non-Conforming Product in any delivery of Supplied Products. In such event, SPINCO shall provide AstraZeneca with a detailed written report of the alleged Shortfall or Non-Conformance no later than:

7.3.1.

[***] after SPINCO’s receipt of the applicable Supplied Product (or such different period of time that may be set forth in the QAA with respect to a Non-Conformance), for any Shortfall or for any Non-Conformance that could be discovered within the applicable period by SPINCO exercising reasonable diligence or its responsibilities under the QAA (“Apparent Defects”); or

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7.3.2.

[***] after the Non-Conformance has become apparent, but in any event no later than the actual date of expiry of the shelf-life of the Supplied Product in question (or such different period of time that may be set forth in the QAA), for any Non-Conformance which is not an Apparent Defect (“Latent Defects”).

7.4.    Remedies for Shortfall or Non-Conformance: Subject to Section 7.6, provided SPINCO has duly notified AstraZeneca of a Shortfall or a Non-Conforming Product in accordance with Section 7.3, AstraZeneca shall at SPINCO’s option either:

7.4.1.	in the case of any Shortfall:

(a)	make up the Shortfall as soon as reasonably practicable, at AstraZeneca’s cost and expense (including if reasonably required express shipping costs); or

(b)

refund to SPINCO the proportion of the Price paid by SPINCO which equates to the amount of the Shortfall (including shipping costs), or, if the invoice has not been paid, cancel the invoice and issue a new invoice for the actual amount of the Supplied Product delivered;

7.4.2.	in the case of any Non-Conforming Product:

(a)

replace the Non-Conforming Product (or relevant portion of the Non-Conforming Product) as soon as reasonably practicable given the nature of the non-conformance, at AstraZeneca’s cost and expense (including if reasonably required express shipping costs);

(b)	refund to SPINCO the Price paid to AstraZeneca by SPINCO for the Non-Conforming Product (including shipping costs), or, if the invoice has not been paid, cancel the invoice.

7.5.    Return or Destruction of Non-Conforming Products: SPINCO may reject any Non-Conforming Product by providing notice of rejection to AstraZeneca, giving its reasons for rejection and reasonable evidence for the non-conformance. SPINCO shall, at AstraZeneca’s option and expense (including shipping costs), return to AstraZeneca or destroy in an environmentally acceptable manner, in accordance with Applicable Laws and Regulations (and certify destruction of) any Non-Conforming Product.

7.6.    Disagreement: If a dispute arises between the Parties as to whether or not a Supplied Product is a Non-Conforming Product, which cannot be resolved by the Parties within

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[***] of a claim being notified by SPINCO to AstraZeneca, either Party may require that the matter in dispute be referred to an independent testing laboratory or other appropriate independent expert mutually agreed upon by the Parties or, failing agreement, appointed by the ICC International Centre for Expertise at the request of either Party (the “Independent Expert”).

7.7.    Referral to Independent Expert: The referral of any matter to the Independent Expert pursuant to Section 7.6 shall be solely for the purpose of establishing whether or not there has been a supply of Non-Conforming Product. Except in the case of fraud or manifest error on the part of the Independent Expert, the decision of the Independent Expert will be final and binding upon the Parties. If the Independent Expert decides that the relevant Product is a Non-Conforming Product, the costs of the Independent Expert will be borne by AstraZeneca otherwise the costs of the Independent Expert will be borne by SPINCO.

7.8.    Recalls:

7.8.1.    Recalls of Supplied Products will be governed by the QAA.

7.8.2.    SPINCO shall be responsible for all costs and expenses of each recall (whether requested by SPINCO or AstraZeneca), including costs and expenses incurred by AstraZeneca, except to the extent such recall results from the failure of AstraZeneca to deliver Supplied Product that complies with the applicable Specification, the QAA, or any Applicable Laws and Regulations (including cGMP) at the time of delivery by AstraZeneca. AstraZeneca shall be responsible for all costs and expenses of each recall (whether requested by SPINCO or AstraZeneca), including costs and expenses incurred by SPINCO, and AstraZeneca shall fully reimburse SPINCO the Price for each unit of recalled Supplied Product, to the extent such recall results from the failure of AstraZeneca to deliver Supplied Product that complies with the applicable Specifications, the QAA, or any Applicable Laws and Regulations (including cGMP) at the time of delivery by AstraZeneca.

7.8.3.    If there is any dispute concerning which Party’s acts or omissions gave rise to any recall of Supplied Product, such dispute shall be referred for decision to an Independent Expert. The decision of such Independent Expert shall be in writing and, except for manifest error on the face of the decision, shall be binding on both SPINCO and AstraZeneca. The costs of such Independent Expert shall be borne by the Party that is found to be responsible for the recall by the Independent Expert. After such determination, costs shall be paid by the responsible Party in accordance with Section 7.8.2.

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7.8.4.    SPINCO shall keep complete and accurate records of the distribution of the Supplied Products, including methods for tracking and traceability as required under Applicable Laws and Regulations, to enable appropriate procedures to be implemented in the event that a voluntary or mandatory recall of any Supplied Product is required and AstraZeneca shall have rights to audit such records.

8.	Specifications; Change Control

8.1.    AstraZeneca shall manufacture each Supplied Product for use in clinical trials in accordance with all Applicable Laws and Regulations (including cGMP) and the Specification for such Supplied Product. Each Supplied Product provided by AstraZeneca pursuant to this Agreement shall conform to the Specification for such Supplied Product at the time of delivery by AstraZeneca.

8.2.    Procedures governing changes to the Specification or changes in the manufacturing process, manufacturing facility(is) or materials used by AstraZeneca to manufacture any Supplied Product (each a “Manufacturing Change”) will be set out in the QAA. Any Manufacturing Change shall be implemented in accordance with the provisions of the QAA.

8.3.    If a Regulatory Authority requires any Manufacturing Change or AstraZeneca, acting in good faith, determines any Manufacturing Change is otherwise required to comply with regulatory requirements (each a “Required Manufacturing Change”), the Parties shall, each acting reasonably and in good faith, endeavor to agree promptly an action plan in relation to the implementation of such change; provided that if SPINCO, acting in good faith, disagrees with any AstraZeneca determination that a Manufacturing Change is required, AstraZeneca shall consider SPINCO’s comments in good faith. The costs and expenses of implementing such change shall be borne solely by SPINCO; provided that, if and to the extent such Manufacturing Change is being made for the benefit of Supplied Products and other products that are manufactured by AstraZeneca then SPINCO shall bear an equitable proportion of such costs and expenses.

8.4.    From time to time during the term of this Agreement, SPINCO may request a Manufacturing Change other than a Required Manufacturing Change and AstraZeneca will consider any such requests in good faith. If AstraZeneca provides consent (such consent not

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to be unreasonably withheld, delayed, or conditioned), it will provide SPINCO with an estimate of the timeframe and costs and expenses for implementation of the change, including whether any such costs and expenses (or a portion thereof) shall be reflected in the Price. If the Manufacturing Change is implemented, unless otherwise agreed, SPINCO shall bear the costs and expenses of the change. Where a Manufacturing Change is required by SPINCO and such change results in rendering obsolete any inventory of Supplied Products or materials used in the manufacture of the Supplied Products, SPINCO shall bear the costs and expenses of such write-off (including waste disposal costs) for Supplied Products and materials that AstraZeneca is not able to utilize elsewhere; provided that AstraZeneca will use commercially reasonable efforts to utilize such unused materials and SPINCO will provide AstraZeneca with reasonable assistance in doing so.

8.5.    From time to time during the term of this Agreement, AstraZeneca may give notice to SPINCO that AstraZeneca intends to implement a Manufacturing Change that is not a Required Manufacturing Change subject to Section 8.3 or a Facility Change subject to Section 8.6; provided that except as provided in this Agreement or the QAA, AstraZeneca shall not implement a Manufacturing Change pursuant to this Section 8.5, unless SPINCO has given its consent to such change (such consent not to be unreasonably withheld, delayed or conditioned). If AstraZeneca requests such a Manufacturing Change, unless otherwise agreed, AstraZeneca shall bear the costs and expenses of AstraZeneca implementing such change and the reasonable and verifiable costs (including with respect to the establishment of comparability) incurred by SPINCO arising as a direct and unavoidable result of such change; provided that such costs shall not include any costs incurred by SPINCO with respect to supplementary regulatory filings.

8.6.    From time to time during the term of this Agreement, AstraZeneca may give notice to SPINCO that AstraZeneca intends to change the geographic location of the manufacturing site(s) used by AstraZeneca to manufacture a Supplied Product (a “Facility Change”). Unless otherwise agreed to by the Parties such notice must be provided to SPINCO at least two (2) years prior to the anticipated Facility Change. Any Facility Change will be made in AstraZeneca’s sole discretion; provided that in implementing a Facility Change, AstraZeneca shall use its best efforts to minimize any adverse impact on the IND or other Regulatory Approvals for the Product. AstraZeneca shall be responsible for the technology transfer and other costs and expenses of AstraZeneca implementing a Facility Change and the reasonable and verifiable costs (including with respect to the establishment of comparability)

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incurred by SPINCO arising as a direct and unavoidable result of such Facility Change in each case pursuant to this Section 8.6; provided that such costs shall not include any costs incurred by SPINCO with respect to supplementary regulatory filings.

9.	Representations, Warranties and Information

9.1.    Representations and Warranties: AstraZeneca represents and warrants as at the Effective Date, and undertakes for the term of this Agreement:

9.1.1.    the performance of its obligations to SPINCO under this Agreement will not breach or be in conflict with any obligation to any Third Party, and will not infringe any rights of any Third Party;

9.1.2.    title to the Supplied Products will pass to SPINCO under this Agreement free and clear of any security interest, lien, or other encumbrance;

9.1.3.    all Personnel used in the performance of this Agreement will be competent to perform their respective functions and fulfil their obligations in accordance with applicable standards;

9.1.4.    each Supplied Product provided by AstraZeneca pursuant to this Agreement shall conform to the Specification, the QAA, and any Applicable Laws and Regulations for such Supplied Product at the time of delivery by AstraZeneca;

9.1.5.    it shall comply with all regulations, statutes, and any Applicable Laws and Regulations in performance of this Agreement;

9.1.6.    it is not debarred by any applicable Governmental Authority or Regulatory Authority as of the Effective Date, and AstraZeneca has not, and shall not during the term of this Agreement, knowingly use in any capacity the services of any Person who has been debarred by any applicable authority with respect to its performance of this Agreement. AstraZeneca will immediately notify SPINCO in the event that AstraZeneca becomes aware that it, its permitted subcontractors, or any of its or their employees engaged in the performance of the Services becomes debarred during the term of this Agreement;

9.1.7.    it shall hold all licenses, permits and similar authorizations required by any Regulatory Authority for it to perform its obligations under this Agreement; and

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9.1.8.    it has not granted, and shall not grant during the term of this Agreement, any right to any Third Party which would materially conflict with the rights granted to SPINCO hereunder. It has, and covenants that it shall, maintain and keep in full force and effect all agreements necessary to perform its obligations in this Agreement.

10.	Payment

10.1.    Prices: The Prices for Product batches, Supplied Product and other Services will be as stated in the applicable Product Schedule; provided that, where services are to be charged on a time basis, unless otherwise agreed, fees payable for such services shall be based on the FTE Rate. AstraZeneca shall also be reimbursed for its Out-of-Pocket Costs. For the purpose of this Agreement, unless otherwise agreed in a Product Schedule, the initial FTE Rate shall be an annual rate of [***] for the time of an employee for a full-time equivalent (“FTE”) person year [***] of work, pro-rated on a daily basis. [***].

10.2.    Invoices: AstraZeneca shall issue an invoice to SPINCO for the Price in accordance with the relevant Product Schedule. Each invoice shall contain a reference to the relevant Product Schedule and if applicable Purchase Order number, and shall comply with Applicable Laws and Regulations regarding information required on a valid invoice.

10.3.    Payment Period: Unless otherwise stated in the applicable Product Schedule, SPINCO shall pay all invoices within [***] after SPINCO’s receipt of the invoice. The amounts payable by SPINCO to AstraZeneca pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes unless required by Applicable Laws and Regulations. AstraZeneca alone shall be responsible for paying any and all Taxes (other than withholding Taxes required to be paid by SPINCO) levied on account of, or measured in whole or in part by reference to, any Payments it receives. SPINCO shall deduct or withhold from the Payments any Taxes that it is required by Applicable Laws and Regulations to deduct or withhold. To the extent that any such Tax is deducted or withheld, such amount shall be treated for all purposes of the Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Notwithstanding the foregoing, if AstraZeneca is entitled under any applicable Tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding Tax, it shall deliver to SPINCO or the appropriate Governmental Authority (with the assistance of SPINCO to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of

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withholding or to relieve SPINCO of its obligation to withhold Tax, and SPINCO shall apply the reduced rate of withholding, or dispense with the withholding, as the case may be, to the extent it complies with the applicable Tax treaty. If, in accordance with the foregoing, SPINCO withholds any amount, it shall make timely payment to the proper Governmental Authority of the withheld amount, and send to AstraZeneca proof of such payment within 60 days following that payment. All Payments are stated exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any Payments, SPINCO shall pay such Indirect Taxes at the applicable rate in respect of any such Payments following the receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by AstraZeneca in respect of such Payments, such Indirect Taxes to be payable on the due date of the payment of the Payments to which such Indirect Taxes relate. AstraZeneca shall issue its invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes.

10.4.    Failure to Timely Pay: If a Party fails to pay any amount payable under this Agreement by the due date for payment, then:

10.4.1.    interest shall accrue on that amount for the period beginning on the due date for payment and ending on the date of actual payment (both before and after judgment) at the rate of [***]. Interest shall be calculated on the basis of a year of 365 days and for the actual number of days elapsed, shall accrue from day to day, and shall be compounded quarterly; and

10.4.2.    if amounts are payable by SPINCO, without prejudice to Section 10.4.1 and subject to giving SPINCO [***] prior written notice of its intention to do so, AstraZeneca shall be entitled to suspend any of its obligations under this Agreement until such time as any unpaid amounts have been paid in full.

10.5.    No Set Off: Except with respect to an obligation owed by AstraZeneca under this Agreement that has been finally adjudicated, settled or otherwise agreed upon by the Parties in writing, SPINCO shall not have any right of set-off (howsoever arising) in respect of any sums payable in connection with this Agreement and all sums payable by SPINCO to AstraZeneca under this Agreement shall be paid in full without set-off, counterclaim or other deduction.

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10.6.    Audits; Disputes; Requests for Information: The Parties shall reasonably work together with respect to audits, disputes or requests for information with respect to Taxes (e.g., provision of relevant information and documents) in connection with this Agreement, including making use of the audit process required by Article 23 (Records, Monitoring and Right to Audit).

11.	Confidentiality

11.1.    Confidentiality: At all times during the term of this Agreement and for a period of [***] following expiry or termination of this Agreement or if later, expiry or termination of the last Product Schedule, each Party shall and shall cause its Personnel to keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement; provided that with respect to any Manufacturing Technology, the foregoing confidentiality obligation shall survive indefinitely. Notwithstanding the foregoing, the confidentiality and non-use obligations under this Section 11.1 with respect to any Confidential Information shall not include any information that:

11.1.1.    is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of this Agreement by the receiving Party (or its Affiliates or permitted Representatives);

11.1.2.    can be demonstrated by documentation or other competent proof to have been in the receiving Party’s (or its Affiliates’) possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;

11.1.3.    is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;

11.1.4.    has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement; or

11.1.5.    can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information.

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Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party. For clarity, (a) except to the extent assigned to SPINCO pursuant to the APA, Confidential Information of AstraZeneca or its Affiliates known to employees of SPINCO prior to the Effective Date shall remain AstraZeneca’s Confidential Information and shall be deemed to have been disclosed to SPINCO subject to obligations of confidentiality; (b) even if known to any such employee, SPINCO shall not use or disclose any MedImmune Manufacturing Technology except as expressly provided in Section 4.7.

11.2.    Permitted Disclosure: Notwithstanding Section 11.1, but in each case (11.2.1 through 11.2.4) subject to Sections 4.6, 4.7 and 15.7:

11.2.1.    each Party may disclose all or any part of the other Party’s Confidential Information to its Affiliates, and to its and its Affiliates’ respective Personnel, financial and legal advisors, investors and suppliers (“Representatives”); provided, however, that such Party ensures that such Representatives comply mutatis mutandis with the obligations imposed on such Party under this Article 11 (Confidentiality) and such Party shall be liable for any breach of such obligations by its Representatives. Each Party will disclose Confidential Information received from the other Party only to those of its Representatives who have a need to know such Confidential Information for the purpose of carrying out its obligations and exercising its rights under this Agreement, or with respect to disclosures to financial advisors and investors, as provided in Section 11.2.2, and in any case only to the extent required for the permitted purpose. For example, disclosure of expenses on a profit and loss basis would not require disclosure of the actual Price, or disclosure of the calculation of such Price including any details relating AstraZeneca’s costs of manufacturing or providing the Services;

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11.2.2.    SPINCO may disclose AstraZeneca’s Confidential Information to financial advisors and investors for the purpose of raising finance for SPINCO (e.g. for clinical trials) provided that AstraZeneca has given its prior written consent to the form and content of such proposed disclosure (such consent not to be unreasonably withheld, delayed or conditioned). Following approval of such disclosure document by AstraZeneca, subject to Section 11.2.1, SPINCO may disclose the information contained in such document to financial advisors, investors and potential investors for such purpose without the need for further approval by AstraZeneca;

11.2.3.    each Party may disclose the other Party’s Confidential Information to the extent that such disclosure is (i) required to be made in response to a valid order of a court or Governmental Authority of competent jurisdiction or (ii) is otherwise required by Applicable Laws and Regulations; provided that the Party requested or required to disclose such Confidential Information shall first promptly notify the other Party in writing in a timely manner so that such other Party may seek a protective order or other appropriate remedy or, in such other Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement as to their own Confidential Information. Each Party will cooperate in all reasonable respects in connection with any reasonable actions to be taken for the foregoing purpose. In any event, the Party requested or required to disclose such Confidential Information may furnish it as required by such valid court order or Regulatory Authority, or Applicable Laws and Regulations (subject to any such protective order or other appropriate remedy) without liability hereunder; provided, that such Party furnishes only that portion of the Confidential Information which such Party is advised by an opinion of its counsel is legally required, and such Party exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information;

11.2.4.    each Party may disclose the other Party’s Confidential Information to any Regulatory Authority to the extent necessary to obtain or maintain the approval of any such Regulatory Authority to manufacture and supply any Supplied Product or perform any other Services pursuant to the terms and conditions of this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such Confidential Information; and

11.2.5.    for clarity, MedImmune Manufacturing Technology will only be disclosed to SPINCO in accordance with Section 4.7 and, notwithstanding this Section 11.2, shall only be used and disclosed by SPINCO as expressly permitted by Section 4.7.

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11.3.    Press Releases; Public Announcements: Except as provided in the APA, SPINCO and AstraZeneca agree not to issue any press releases or public announcements concerning this Agreement (and to ensure that their respective Affiliates do not do so) without the prior written consent of the other Party to the form, timing and content of any such release or announcement, except as required by Applicable Laws and Regulations, including disclosure required by any securities exchange.

11.4.    Injunctive Relief: Each Party acknowledges that damages resulting from disclosure of Confidential Information not permitted hereby may be an insufficient remedy and that in the event of any such disclosure or any indication of an intent to disclose such information, the other Party shall be entitled to seek, by way of private litigation, injunctive relief or other equitable relief in addition to any and all remedies available at law or in equity.

11.5.    Return or Destruction of Confidential Information: Subject to Section 11.6, on expiry or termination of this Agreement or at any time at the disclosing Party’s request, the receiving Party shall return to the disclosing Party all copies containing Confidential Information of the disclosing Party or, at the disclosing Party’s option, destroy all copies of such Confidential Information. The return or destruction of the Confidential Information of the disclosing Party will not affect the receiving Party’s obligation to observe the confidentiality and non-use restrictions in respect of that Confidential Information set out in this Agreement.

11.6.    Permitted Retention of Confidential Information: Each Party may keep one (1) copy of Confidential Information for evidence purposes at a secure place subject to the confidentiality and non-use obligations provided in this Article 11 (Confidentiality). The aforementioned return and destruction obligation shall not apply to electronic copies of Confidential Information which are rightfully contained in computers, word processors, communication systems and system-backup media (collectively “IT Media”) which do not need to be destroyed or returned, provided that such IT Media are: (a) overwritten in the ordinary course of their reuse; or (b) at all times maintained in confidence and not readily accessible and the receiving Party shall treat such copies as confidential in accordance with this Article 11 (Confidentiality).

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12.	Liability

12.1.    Disclaimer: Except to the extent set out expressly in this Agreement, all conditions, warranties or other terms which might have effect between the Parties or be implied or incorporated into this Agreement (whether by statute, common law or otherwise) are hereby excluded to the fullest extent permitted by Applicable Laws and Regulations. Without prejudice to the general nature of the previous sentence, unless this Agreement specifically states otherwise, AstraZeneca does not make any representations or warranties pursuant to this Agreement (a) with respect to any Supplied Product, including any representations or warranties as to non-infringement or fitness for a particular purpose or (b) as to the results of any Development Services.

12.2.    Limitation of Liability: TO THE EXTENT PERMITTED BY LAW, NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN, UNLESS RESULTING FROM A PARTY’S WILLFUL MISCONDUCT, GROSS NEGLIGENCE, OR FRAUD, IN NO EVENT SHALL ASTRAZENECA, ON THE ONE HAND, OR SPINCO, ON THE OTHER HAND, BE LIABLE TO THE OTHER OR ANY OF THE OTHER’S AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES IN CONNECTION WITH A BREACH OR ALLEGED BREACH OF THIS AGREEMENT.

12.3.    Maximum Liability: THE AGGREGATE LIABILITY OF ASTRAZENECA UNDER OR IN CONNECTION WITH ANY PRODUCT SCHEDULE SHALL NOT EXCEED [***] PROVIDED THAT SUCH LIMITATION SHALL NOT APPLY TO ASTRAZENECA’S OBLIGATION TO INDEMNIFY SPINCO PURSUANT TO ARTICLE 13 (Indemnities) TO THE EXTENT SUCH THIRD PARTY CLAIM RESULTS FROM ASTRAZENECA’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

12.4.    Recovery of Damages: Neither Party shall be entitled under any provision of this Agreement to recover damages, or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same loss, shortfall, damage, deficiency, breach or other event or circumstance.

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13.	Indemnities

13.1.    Indemnification of AstraZeneca: SPINCO shall indemnify and hold AstraZeneca and its Affiliates harmless from and against any and all Losses arising from any claims from Third Parties (each a “Third Party Claim”) based on or deriving from AstraZeneca or its Affiliates’ providing any Services, including the manufacture or supply of any Supplied Product to, SPINCO or performing any other activities pursuant to this Agreement, except to the extent that any such Third Party Claim or Losses result from a breach of this Agreement (including a breach of any representation or warranty), gross negligence, or willful misconduct by AstraZeneca or any of its Affiliates or any of their respective Personnel.

13.2.    Indemnification of SPINCO: Subject to Section 13.3, AstraZeneca shall indemnify and hold SPINCO and its Affiliates harmless from and against all Losses arising from Third Party Claims involving actual or alleged death or personal injury arising out of any defect or fault in, manufacture of, or materials used in (other than materials provided by SPINCO), the Supplied Products to the extent that such Losses result from a breach of this Agreement (including a breach of any representation or warranty), gross negligence, or willful misconduct by AstraZeneca or any of its Affiliates or any of their respective Personnel.

13.3.    Exceptions and Limitations on Indemnification: AstraZeneca shall not be liable under the indemnity in Section 13.2 where the liability arises as a result of:

13.3.1.    the supply by SPINCO, its Affiliates or their respective Personnel or licensees of any Supplied Product which has Apparent Defects, or whose shelf-life has expired; or

13.3.2.    any defect or fault in any Supplied Product which is caused by any act or omission of SPINCO, its Affiliates or by their respective Personnel or licensees, or by any damage or event occurring whilst any Supplied Product is in the possession or control of SPINCO, its Affiliates or their respective Personnel or licensees.

13.4.    Indemnification Procedures: As soon as either Party (the “Indemnitee”) becomes aware of any matter which may result in making a claim under the indemnity against the other Party (the “Indemnifying Party”) in Section 13.1 or Section 13.2, the Indemnitee shall:

13.4.1.    give the Indemnifying Party notice of such matter as soon as reasonably practicable on becoming aware of it;

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13.4.2.    not at any time admit liability or otherwise settle or compromise, or attempt to settle or compromise, the matter (or any aspect of it) except on the Indemnifying Party’s express written instructions;

13.4.3.    give the Indemnifying Party sole conduct of the defense, negotiation or settlement of any such matter upon request;

13.4.4.    act in accordance with the Indemnifying Party’s reasonable instructions, and give the Indemnifying Party such assistance as it may reasonably require in the conduct of any such defense, negotiation or settlement; and

13.4.5.    take all reasonable steps to mitigate any Losses which it may incur as a result of such matter.

14.	Insurance

14.1.    Insurance: Each Party shall, and shall ensure that their respective Affiliates shall, take out and maintain such types and amounts of liability insurance or, in the case of AstraZeneca, self-insurance to cover liabilities related to its activities under this Agreement as is normal and customary in the pharmaceutical industry generally for Persons similarly situated, and shall upon request provide to the other Party evidence of such insurance coverage. Such insurance coverage shall remain in effect throughout the term of this Agreement and for a period of [***] thereafter.

15.	Term and Termination

15.1.    No Product Schedules: If there are no Product Schedules in force for a continuous period of at least twelve (12) months, either Party may immediately terminate this Agreement on written notice to the other Party.

15.2.    Term of Product Schedule: Each Product Schedule shall remain in force for its Term, unless terminated earlier under this Article 15.

15.3.    Product Schedule Termination on Notice: A Product Schedule may also be terminated on notice without cause or in other circumstances, if so provided in the Product Schedule, or by mutual agreement of the Parties.

15.4.    For Convenience: SPINCO may terminate this Agreement at any time during the term of this Agreement upon at least six (6) months’ prior written notice to AstraZeneca. For clarity, such termination shall not terminate any Product Schedule then in force.

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15.5.    Material Breach: This Agreement or a Product Schedule may be immediately terminated by a Party on written notice if the other Party commits a material breach of this Agreement or that Product Schedule, and that breach:

15.5.1.    is reasonably determined by the non-breaching Party to not be capable of cure; or

15.5.2.    is capable of cure but remains uncured sixty (60) days after written notice of such breach.

15.6.    Insolvency Events: This Agreement and all Product Schedules may be immediately terminated by a Party on written notice if the other Party suffers an Insolvency Event.

15.7.    Technology Transfer: If SPINCO terminates a Product Schedule because AstraZeneca is in material breach of its obligations to supply Product for use in clinical trials, AstraZeneca suffers an Insolvency Event or SPINCO terminates this Agreement in accordance with Section 15.8, at SPINCO’s request, AstraZeneca and SPINCO shall cooperate in good faith to agree upon the terms and conditions of a written technology transfer plan pursuant to which AstraZeneca and SPINCO shall use reasonable efforts to carry out a reasonable technology transfer to enable SPINCO or a Third Party contract manufacturer to manufacture the Products. Such plan may involve continuation of existing Product Schedules designed to effect a technology transfer with respect to such Product or a new technology transfer plan as may be agreed by the Parties. AstraZeneca shall reasonably cooperate and promptly perform any agreed technical transfer and validation activities reasonably necessary to enable SPINCO or such Third Party contract manufacturer to supply the applicable Product. If the technology transfer involves the transfer of any MedImmune Manufacturing Technology such transfer shall be to a mutually agreed Third Party contract manufacturer and shall be subject to the same terms as applicable to a technology transfer relating to MEDI-551 as set out in Clause 20.2 of the CSA.

15.8.    Force Majeure: SPINCO may terminate this Agreement on prior written notice to AstraZeneca, within [***] of being provided with the Remediation Plan (as defined below), if implementation of the Remediation Plan (as amended to include SPINCO’s comments) will not enable AstraZeneca to resume delivery of the Supplied Product to SPINCO within [***] of the commencement of the Force Majeure event.

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15.9.    Survival of Rights and Obligations: The expiration or termination of this Agreement or a Product Schedule shall be without prejudice to any rights or obligations that may have accrued prior to such expiration or termination, and shall not affect any provision which is expressly or by implication intended to come into or continue in force on or after expiration or termination.

16.	Force Majeure

16.1.    Force Majeure: If a Party is prevented from or delayed in performing any of its obligations under the Agreement by a Force Majeure event then:

16.1.1.    the relevant obligations under this Agreement shall be suspended for as long as the Force Majeure event continues and the Party shall not be in breach of this Agreement or otherwise liable for any such failure or delay in the performance of such obligations during such event;

16.1.2.     as soon as reasonably practicable after the start of the Force Majeure event, the Party shall notify the other of the nature of the Force Majeure event and the likely effects of the Force Majeure event on its ability to perform its obligations under this Agreement; and

16.1.3.    as soon as reasonably practicable after the end of the Force Majeure event it shall notify the other Party that the Force Majeure event has ended, and shall resume performance of its obligations under this Agreement.

16.2.    If there is a Force Majeure event that AstraZeneca reasonably expects will prevent it from delivering at least [***] of Purchase Orders for more than [***] [***], AstraZeneca shall prepare and present to SPINCO for discussion a summary remediation plan intended to address the supply situation as soon as commercially reasonable (the “Remediation Plan”) and AstraZeneca shall consider in good faith SPINCO’s comments and suggestions. AstraZeneca shall use commercially reasonable efforts to implement the Remediation Plan and shall provide SPINCO updates on a monthly basis on the implementation and corrective effect of the Remediation Plan.

17.	Assignment, Transfer and Subcontracting

17.1.    Assignment: No Party may assign or transfer this Agreement or any rights or obligations hereunder, directly or indirectly (by operation of law or otherwise), without the prior written approval of the other Party and any attempted assignment without such required

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approval shall be null, void and of no effect; provided, however, that (a) AstraZeneca may assign or delegate any or all or its rights, interests or obligations hereunder to an Affiliate of AstraZeneca or to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates, and may delegate any or all of its obligations hereunder to subcontractors, in each case, without SPINCO’s prior written approval, and (b) SPINCO may assign its rights, interests, and obligations hereunder (in whole and not in part) to a wholly owned Affiliate of SPINCO without AstraZeneca’s prior written approval. In addition, following the earlier to occur of (c) the consummation in full of the Milestone Closing (as defined in the Securities Purchase Agreement), and (d) the consummation of a Qualified IPO (as defined in the Restated Certificate (as defined in the Securities Purchase Agreement)), SPINCO may assign its applicable rights, interests, and obligations hereunder related to one or more Programs to a Third Party without AstraZeneca’s prior written approval, so long as (i) such assignment shall be in connection with the divestment by SPINCO of all or substantially all of the assets relating to such Program or Programs (whether by asset purchase or exclusive out-license), (ii) in connection therewith, SPINCO also assigns to such Third Party its applicable rights, interests, and obligations under the other Transaction Agreements related to such Program or Programs, and (iii) proper provision shall be made so that the successors and assigns of SPINCO shall succeed to SPINCO’s applicable rights and obligations set forth herein and therein. Furthermore, if SPINCO or any of its successors or assigns (e) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (f) transfers, licenses or conveys all or substantially all of its rights and assets to any Person, then, and in each such case, SPINCO may assign its rights, interests and obligations hereunder (in whole and not in part) to such Person without the prior written approval of AstraZeneca so long as in connection therewith SPINCO (i) also assigns to such Person all of its applicable rights, interests, and obligations under the other Transaction Agreements, and (ii) ensures that proper provision shall be made so that the successors and assigns of SPINCO shall succeed to SPINCO’s rights and obligations set forth in this Agreement. Notwithstanding anything to the contrary set forth herein, no assignment or succession pursuant to this Clause 17.1 shall relieve the assigning Party or predecessor Party of its obligations hereunder. Upon any permitted assignment, the references in this Agreement to a Party shall also apply to any such assignee unless the context otherwise requires. Notwithstanding the foregoing, in the event a Party assigns its rights or obligations under this Agreement or otherwise makes payments from a jurisdiction other than the jurisdiction in

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which such Party is organized (each, an “Assignment”), and immediately after such Assignment the amount of Tax required to be withheld on any payment pursuant to this Agreement is greater than the amount of such Tax that would have been required to have been withheld absent such Assignment, then such increased withholding tax shall be borne by the Party making such Assignment.

17.2.    Subcontracting: AstraZeneca shall be entitled to subcontract its obligations under this Agreement to any Affiliate and to Third Parties; provided that, unless provided for in the applicable Product Schedule or where the Third Party provides similar services to AstraZeneca or its Affiliates in relation to other products, subcontracting to a Third Party shall require the prior written consent of SPINCO (such consent not to be unreasonably withheld). Subcontracting shall not relieve AstraZeneca from any liability or obligation under this Agreement and AstraZeneca shall be responsible for the acts or omissions of its subcontractors as fully as if they were its own. AstraZeneca shall ensure that any subcontractor complies with all relevant provisions of this Agreement.

18.	Notices

18.1.    Form of Notice: Any notice permitted or required under this Agreement shall be in writing and shall be deemed given only if delivered by hand or sent by email, facsimile, or internationally recognized overnight delivery service that maintains records of delivery, addressed to a Party at the addresses specified below, or specified in the relevant Product Schedule, or to such other addresses of which notice shall have been given in accordance with this Section. Notice shall be deemed to have been given as of the date delivered by hand or on the third delivery day after deposit with an internationally recognized overnight delivery service. This Section 18.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

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18.2.    Address for Notice:

AstraZeneca	[***] [***] [***] [***] [***] [***] [***] [***] [***]	[***] [***] [***] [***] [***] [***] [***]

SPINCO	[***] [***] [***] [***] [***] [***]	[***] [***] [***] [***] [***] [***] [***] [***]

19.	General

19.1.    Relationship of Parties: The status of a Party under this Agreement shall be that of an independent contractor and nothing in this Agreement authorizes or permits a Party to act as agent of, or to otherwise make representations or commitments on behalf of, the other Party.

19.2.    Waivers: No failure or delay by any Party in enforcing any provision of this Agreement shall be deemed a waiver of that Party’s rights to later enforce that provision or any other provision of this Agreement. To be effective any waiver must be in writing and signed by the waiving Party. No single or partial exercise of any right or remedy provided under this Agreement shall prevent or restrict the further exercise of that or any other right or remedy.

19.3.    Severability: If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deleted. Any modification to or deletion of a provision or part-provision shall not affect the validity and enforceability of the rest of this Agreement.

19.4.    Entire Agreement: This Agreement, the Product Schedules, the QAA, the CSA, the APA and any agreement entered into in connection with the APA, constitute the entire agreement between the Parties, and supersedes all prior agreements, arrangements and understandings between them, whether written or oral, with respect to their subject matter.

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19.5.    No Reliance: Each Party confirms that it is not relying on any statement, assurance, warranty or representation (whether made innocently or negligently) of the other Party except as specifically set out in this Agreement. This Section 19.5 is not intended to limit or exclude liability for fraud or fraudulent misrepresentation.

19.6.    Amendments and Modifications: Any amendment or modification of this initial Agreement must be in writing and signed by authorized representatives of both Parties. Any such amendment or modification to this initial Agreement shall, unless otherwise agreed by the Parties, automatically be made to each Agreement formed by the entry into a Product Schedule between the same entities, whether or not that Product Schedule was entered into before or after the date of the amendment or modification, but shall only apply to Affiliate Product Schedules if those Affiliate Product Schedules are entered into after the date of amendment or modification of the initial Agreement. Each Agreement formed by the entry into a Product Schedule or an Affiliate Product Schedule may only be amended or modified by way of the authorized representative of the relevant entities signing an amendment or modification to the relevant Product Schedule or Affiliate Product Schedule and such amendment or modification shall not impact any other Product Schedule or Affiliate Product Schedule.

19.7.    Third Parties: The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other persons except as otherwise provided in this Agreement. No one other than a Party to this Agreement, their successors and permitted assigns, has any right to enforce any of its terms.

19.8.    Counterparts: This Agreement may be executed in two counterparts, each of which will be deemed an original and all of which will together be deemed to constitute one agreement. The Parties agree that the execution of this Agreement by industry standard electronic signature software and/or by exchanging PDF signatures shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or relating to this Agreement, each Party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

19.9.    Jurisdiction and Dispute Resolution: The terms of this Section 19.9 shall apply with respect to any dispute arising out of or relating to this Agreement other than disputes that may be determined by the Independent Expert under Sections 7.6 and 7.7 or 7.8.3:

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19.9.1.    The Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County or, if such court does not have subject matter jurisdiction, then the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, for the resolution of any such claim or dispute.

19.9.2.    The Parties hereby irrevocably waive, to the fullest extent permitted by Applicable Laws and Regulations, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Laws and Regulations.

19.9.3.    Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Article 18 (Notices).

19.10.    Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

19.11.    Equitable Relief: A breach by either Party of the confidentiality and non-use obligations in Article 11 (Confidentiality) and in the case of SPINCO, Sections 4.6 and 4.7, will cause irreparable damage and the non-breaching Party will not be adequately compensated by monetary damages. In the event of a breach, or threatened breach, of those obligations, the non-breaching Party shall be entitled to obtain from any court of competent jurisdiction equitable relief, whether preliminary or permanent, without the need to show irreparable harm or the inadequacy of monetary damages as a remedy and without the requirement of having to post a bond or other security. Nothing in this Section 19.11 is intended, or shall be construed, to limit the Parties’ rights to equitable relief or any other remedy for a breach of any provision of this Agreement.

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PART B: WAYS OF WORKING

20.	Oversight

20.1    Project Teams: As soon as reasonably practicable after execution of any Product Schedule, each Party shall appoint not less than one representative to form a Product team to support the Development Activities to be performed under such Product Schedule (each a “Project Team”). The Parties shall use reasonable endeavors to ensure that the members of each Project Team cooperate with each other to ensure that the objectives of the Product Schedule are achieved.

20.2    Joint Development Committee: Promptly following the Effective Date, the Parties shall form a joint development committee (the “JDC”) to oversee and co-ordinate the execution and performance of the Development Activities. In particular, the JDC shall:

(a)	[***]

(b)	[***];

(c)	[***];

(d)	[***]

(e)	[***].

The JDC shall meet once per calendar quarter or more frequently as agreed by the Parties. The JDC shall operate by consensus. If the JDC cannot agree on a matter relating to the Development Activities [***] after it has met and attempted to reach such consensus, then either Party may, by written notice to the other, have such issue referred to the JSC for further discussion.

20.3    Joint Steering Committee: Promptly following the Effective Date, the Parties shall establish a joint steering committee (the “JSC”), to provide strategic oversight in connection with the Development Activities. The JSC shall meet once per calendar year or more frequently as required to approve any Product Schedules and resolve any issues referred to the JSC by the JDC. The JSC shall seek to resolve any issues relating to the Development Activities by consensus but shall not have authority to bind either Party or amend this Agreement.

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20.4    Procedural Matters: The JDC and JSC shall consist of one representative from each of the Parties, or such other number of representatives as the Parties may agree in writing from time to time. The AstraZeneca representatives on the JSC and the JDC shall be appointed by the head of MedImmune Biopharmaceutical Development. The applicable representatives of each Party will co-chair the JDC and the JSC. Each committee shall adopt such standing rules as its members may agree to ensure that it operates efficiently.

21.    Compliance

21.1.    Authorization: AstraZeneca shall at all times during the term of this Agreement be appropriately authorized under Applicable Laws and Regulations to perform its obligations.

22.	Safety, Health and Environment

22.1.    Health, Safety and Security Rules: If any Development Activities requires a representative from a Party to attend the site of the other Party, the first Party shall ensure that it and its employees are aware of and comply with appropriate health, safety and security rules at the relevant site.

22.2.    Hazards: AstraZeneca shall ensure that procedures are in place to assess and manage hazards in the workplace.

22.3.    Registrations and Approvals: AstraZeneca shall ensure that all registrations and approvals for their associated activities are in place as required for local and international regulations.

23.	Records, Monitoring and Right to Audit

23.1.    Records: For purposes of this Agreement, “Records” will mean information created, received or recorded in any format by AstraZeneca in the performance of AstraZeneca’s obligations under this Agreement. AstraZeneca will maintain and retain complete organized and accurate Records of all equipment and sites used and services provided, including records of raw materials, manufacture, testing, storage and delivery of Supplied Products. AstraZeneca will ensure that Records are protected from destruction or damage and are maintained within AstraZeneca’s control during the term of this Agreement for six (6) years thereafter, or for a longer period of time as requested by SPINCO and agreed to by AstraZeneca, or as otherwise specified in this Agreement. SPINCO or its authorized representatives, will on reasonable notice be permitted to examine and obtain copies of such Records at SPINCO’s expense.

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23.2.    Audit: For the term of this Agreement and six (6) years thereafter AstraZeneca shall for the purpose of auditing and monitoring its performance of this Agreement grant to SPINCO and its auditors and any Regulatory Authority the right of access to any premises of AstraZeneca or its Affiliates, together with a right to access Personnel, systems, processes and records (including financial records) that relate directly to the activities undertaken pursuant to this Agreement. Audits shall normally be undertaken once a year for each audit type, two audits may be conducted where an audit is undertaken as a result of an alleged material breach of this Agreement or a re-audit is required. Audits shall be conducted with reasonable notice to AstraZeneca and during business hours and shall not exceed [***] in duration. To the extent that any audit under this Section 23.2 or any other provision of this Agreement by SPINCO requires access and review of any commercially or strategically sensitive information relating to the business of AstraZeneca or its Affiliates, such activity shall be carried out by non-Affiliate Third Party professional advisors appointed by SPINCO with AstraZeneca’s consent (such consent not to be unreasonably withheld, conditioned, or delayed), and such professional advisors shall only report back to SPINCO such information as is directly relevant to informing SPINCO on compliance with the particular provisions that are the subject of the audit. To the extent that AstraZeneca subcontracts any activities under this Agreement, AstraZeneca shall be responsible for auditing such subcontractors in accordance with the terms of its agreements with such third parties, provided that subject to any confidentiality obligations all such subcontractor records held by AstraZeneca will be open for inspection during any audit of AstraZeneca.

23.3.    Audit Assistance: AstraZeneca shall provide or procure all cooperation and assistance during normal working hours reasonably required by SPINCO for the purposes of an audit. SPINCO shall procure that any auditor enters into a confidentiality agreement equivalent to Article 11 (Confidentiality) in all material respects. SPINCO shall instruct any auditor or other person given access in respect of an audit to cause the minimum amount of disruption to the business of AstraZeneca, its Affiliates and sub-contractors and to comply with relevant building and security regulations.

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23.4.    Audit Costs: The Parties shall bear their own costs of an audit or rendering assistance under this Article 23, except where SPINCO requires the audit to be undertaken by its non-Affiliate Third Party professional advisors to verify AstraZeneca’s compliance with Article 21 (Compliance), in which case AstraZeneca shall arrange for the audit to take place and pay the fees of any such non-Affiliate Third Party professional advisors. In the event an underreporting discrepancy of at least [***] of the total amount is found in any audit, AstraZeneca shall bear the entire cost of such audit in addition to promptly making any such underreported payment to SPINCO.

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PART C: DEFINITIONS & INTERPRETATION

Definitions. In this Agreement:

Affiliate	means, with respect to a Person, any other Person that controls, is controlled by, or is under common control with such Person. For purposes of this Agreement, a Person will be deemed to control another Person if it owns or controls, directly or indirectly, more than 50% of the equity securities of such other Person entitled to vote in the election of directors (or, in the case that such other Person is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to direct the management and policies of such other Person. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than 50%, and that in such case such lower percentage will be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity. Notwithstanding the foregoing or anything else to the contrary herein or in the APA, for purposes of this Agreement, neither Party shall be considered an Affiliate of the other Party, notwithstanding the fact that SPINCO may be considered an affiliate of AstraZeneca under the terms of other contracts to which AstraZeneca or its respective other affiliates may be a party;

Affiliate Product Schedule	means a Product Schedule entered into by SPINCO and an Affiliate of AstraZeneca, as described in Section 2.1;

APA	has the meaning set out in the “Background” heading at the start of this Agreement;

Agreement	means: (i) this master agreement, or (ii) in the context of a particular Product Schedule, the agreement formed by the entry into that Product Schedule;

Apparent Defects	has the meaning set out in Section 7.3.1;

Applicable Laws and Regulations	means all national, supra-national, federal, state, local, foreign or provincial laws, rules, directives, regulations, including case law, as well as any guidance, guidelines and requirements of any Regulatory Authorities and any industry codes of practice, in effect from time to time applicable to the activities performed under this Agreement;

Arising IPR	has the meaning set out in Section 4.3;

Background IPR	means all Intellectual Property Rights, results, data, inventions and information owned by either Party (or owned by a Third Party licensor but licensed to a Party with the right to disclose or sub-license) prior to the date that the relevant Product Schedule comes into effect. Background IPR may be specified in the Product Schedule in the case of a Development Service Schedule;

BLA	means, with respect to the Product, a Biologics License Application (as that term is defined in section 351(a) of the Public Health Service Act) or a New Drug Application (as that term is defined in section 505(b) of the FFDCA), filed with the FDA in the United States with respect to the Product, or any corresponding foreign application or similar application or submission filed with a Regulatory Authority to obtain marketing approval for a biological or pharmaceutical product in a country or group of countries;

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CMC Data	means the chemistry, manufacturing and controls data required by Applicable Laws and Regulations to be included or referenced in, or that otherwise supports, an IND or BLA for the Product;

Confidential Information	means any technical, business or other information including Know-How that is (i) not generally known by the public and (ii) provided by or on behalf of one Party to the other Party in connection with this Agreement, whether prior to, on or after the Effective Date, including information relating to the terms and conditions of this Agreement and the intention to enter into a Product Schedule and related discussions, information relating to the Supplied Products, or the scientific, regulatory or business affairs or other activities of either Party;

Current Good Manufacturing Practices or cGMP	means FDA’s current good manufacturing practices, as specified in the United States Code of Federal Regulations (CFR) 21 CFR Parts 11, 210, 211, 600-680 and 820 and FDA’s guidance documents and all successor regulations and guidance documents thereto, and European Commission Directive 2003/94/EC, Eudralex Volume 4, and 93/42/EEC;

Development Activities	means the activities to be conducted by either Party pursuant to any Product Schedule;

Development Services	means the development services for a particular Product as described in the applicable Development Service Schedule. Examples of potential Development Services are set forth in Annex 1;

Development Service Schedule	means a schedule completed and entered into between the Parties for development activities to be undertaken with respect to a Product;

Documents	means reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-ROM, computer programs and documents, computer information storage means, samples of material, other graphic or written data and any other media on which Know-How can be stored;

Effective Date	has the meaning set out under the “Parties” heading at the start of this Agreement;

Existing Products	means MEDI-551, MEDI4920, MEDI7734, MEDI9600, MEDI1116 and Mabkine;

Facility Change	has the meaning set forth in Section 8.6;

FDA	means the USA Food and Drug Administration, or any successor thereto;

FFDCA	means the Federal Food, Drug, and Cosmetic Act of the USA, as amended and may be amended from time to time, and the rules and regulations promulgated thereunder;

Force Majeure	means any circumstances beyond a Party’s reasonable control, including accidents, civil disorders or commotions, riot, war, malicious damage, acts of terrorism, acts of God, Regulatory Authority-imposed energy or other conservation measures, explosions, failure of utilities by the provider, disease, pandemic, quarantine, or theft;

FTE Rate	has the meaning set forth in Section 10.1;

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Governmental Authority	means any nation or government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private) or any other entity exercising executive, judicial, legislative, regulatory or administrative functions of or pertaining to regulation or to government;

IND	means an Investigational New Drug Application submitted under Section 505(i) of the FFDCA, or an analogous application or submission with any analogous agency or Regulatory Authority outside of the United States for the purposes of obtaining permission to conduct clinical trials;

Indemnitee	has the meaning set out in Section 13.4;

Indemnifying Party	has the meaning set out in Section 13.4;

Independent Expert	has the meaning set out in Section 7.6;

Indirect Taxes	means value added taxes, sales taxes, consumption taxes and other similar Taxes that are required to be disclosed on an Indirect Tax invoice.

Insolvency Event	means that a Party: (i) suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due, (ii) commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with its creditors, (iii) is the subject of a petition, notice, resolution or order for its winding up, (iv) has an administrator, administrative receiver or receiver appointed over it or its assets or is the subject of any formal step taken as part of the process of making such an appointment, (v) has assets that a creditor or encumbrancer has attached or taken possession of, or in respect of which a distress, execution, sequestration or other such process is levied or enforced on or sued against, or (vi) is subject to any similar event or proceeding in any jurisdiction;

Intellectual Property Rights	means rights in Confidential Information including Know-How, along with all Patent Rights, trademarks, service marks, trade names, design rights, copyright (including rights in computer software) and any similar or equivalent rights or property or forms of protection in any part of the world, whether registered or not, together with the right to apply for the registration of any such rights;

IT Media	has the meaning set forth in Section 11.6;

JDC	has the meaning set forth in Section 20.2;

JSC	has the meaning set forth in Section 20.3;

Know-How	means technical information, data and other information which is not in the public domain including: (i) information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, inventions, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports, manufacturing data or summaries, (ii) practices and instructions of, and scientific, analytical and technical data and studies for, synthesis, manufacturing, pharmaceutical processing, formulation, packaging, labelling, storage and transportation, and (iii) non-clinical and clinical data and studies. Know-How includes Documents containing Know-How. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is not known to the public;

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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Latent Defects	has the meaning set forth in Section 7.3.2;

Licensed Manufacturing Technology	has the meaning set forth in Section 4.6.2;

Losses	means any and all liabilities, claims, demands, causes of action, damages, loss, costs and expenses, including interest, penalties, reasonable professional fees and reasonable lawyers’ fees together with disbursements;

Manufacturing Change	has the meaning set forth in Section 8.2;

Manufacturing Technology	means any Know-How that (a) is not generally known, (b) is owned or controlled by AstraZeneca or its Affiliates as of the Effective Date or during the Term, and (c) is necessary for or used by AstraZeneca in manufacture of the Existing Products (before or after the Effective Date), or any Products hereunder;

MedImmune Manufacturing Technology	means all Manufacturing Technology other than, with respect to a Product, the Licensed Manufacturing Technology (if any) included or used in the Transferable Manufacturing Process for such Product;

New AZ IPR	has the meaning set out in Section 4.3;

New SPINCO IPR	has the meaning set out in Section 4.3;

Non- Conforming Product and Non- Conformance	means any Supplied Product which, at the time of delivery by AstraZeneca, does not conform with the requirements of Section 7.1;

Out-of-Pocket Costs	means, with respect to any Services, (a) any amounts paid to Third Parties (including costs incurred by AstraZeneca or its Affiliates under Third Party contracts); (b) shipping and transportation costs (including the cost of any insurance related thereto), duties and taxes; (c) travel-related costs from mutually-agreed-upon travel; (d) costs or expenses incurred by AstraZeneca, its Affiliates or subcontractors for the extraction, conversion and transfer of data; (e) any costs and expenses described in a Development Service Schedule that are not included as Services fees; and (f) any other actual, reasonably incurred, documented, out-of-pocket costs and expenses, in each case (a) through (f), directly incurred by AstraZeneca and its Affiliates in providing such Services;

Parties	means SPINCO and AstraZeneca, and “Party” means either of SPINCO or AstraZeneca;

Patent Rights	mean patent applications and patents (including but not limited to inventions, utility models and industrial designs), inventors’ and authors’ certificates, improvement patents, and patents of addition and administrative protection (such as pipeline protection) and all foreign counterparts of them in any and all countries, and including any divisional applications and patents, re-filings, renewals, continuations, continuations-in-part, extensions (including patent term extensions and patent term adjustments), reissues, re-examinations, substitutions, confirmations, registrations, revalidation, importation and additions, and any equivalents in any and all countries, as well as any supplementary protection certificates and equivalent protection rights in respect of any of them in any and all countries;

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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Person	means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a Regulatory Authority;

Personnel	means the employees, officers, agents and contractors of a Party (or, where the context requires, those of a Party’s Affiliates);

Price	means the amount payable from time to time for a Supplied Product or Development Service, as determined in accordance with the terms of this Agreement and the relevant Product Schedule;

Product	means an Existing Product or another product being developed by SPINCO, in each case as described in the applicable Product Schedule;

Product Schedule	means: (i) a Development Service Schedule or a Supply Schedule, or (ii) in the context of an Agreement formed by a particular Product Schedule, the Product Schedule entered into to form the Agreement;

Project Team	has the meaning set forth in Section 20.1;

Purchase Order or PO	means, with respect to a Supply Schedule, a Purchase Order with a unique number issued by SPINCO and accepted by AstraZeneca stating either the batches to be run or the quantities of Products that SPINCO commits to purchase from AstraZeneca and the anticipated delivery date;

QAA	means the quality assurance agreement, as defined in Section 6.2, entered into by the Parties and/or their Affiliates from time to time, or where a quality assurance agreement has not been entered into, the agreed specification and quality requirements relating to a Product;

Records	has the meaning set forth in Section 23.1;

Regulatory Approval	means, with respect to the Product and a particular country, any and all approvals (including approvals of BLA), licenses, registrations or authorizations of any Regulatory Authority necessary to develop, manufacture or commercialize the Product in such country;

Regulatory Authority	means any court or government body, whether national, supra-national, federal, state, local, foreign or provincial, including any political subdivision, including any department, commission, board, bureau, agency, or other regulatory or administrative Governmental Authority or instrumentality, and further including any quasi-governmental person or entity exercising the functions of any of these;

Remediation Plan	Has the meaning set forth in Section 16.2;

Required Manufacturing Change	has the meaning set forth in Section 8.3;

Services	means the services performed by AstraZeneca pursuant to a Product Schedule;

Shortfall	means if applicable the quantity of a Supplied Product actually delivered to SPINCO that is less than the quantity set out in the Purchase Order unless the actual quantity delivered is only [***] than the amount ordered;

Specification	means, with respect to a Supplied Product, the numerical limits, ranges, or other acceptance criteria for raw materials, intermediates, in process samples, or final products for such Supplied Product as attached to the applicable Supply Schedule;

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Supplied Product	means with respect to a Supply Schedule, the Product manufactured by AstraZeneca pursuant to that schedule;

Supply Schedule	means a schedule completed and entered into between the Parties for the supply of a Product or related services. Examples of activities that may be undertaken pursuant to Supply Schedules are set out in Annex 2.

Taxes	means and includes all forms of taxation, levy, impost or duty and any similar charge, contribution, deduction or withholding and all penalties, charges, surcharges, fines, costs and interest included in, or relating to, any of the foregoing or to any obligation in respect of any of the foregoing;

Term	means the term of a Product Schedule set out in the Product Schedule;

Third Party	means any Person other than AstraZeneca, SPINCO and their respective Affiliates and permitted successors and assigns.

Third Party Claim	has the meaning set forth in Section 13.1; and

Transferable Manufacturing Processes	has the meaning set out in Section 4.6.1.

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Interpretation

In this Agreement:

1.	Except where the context requires otherwise, whenever used the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders.

2.	Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.

3.	The term “including” or “includes” as used in this Agreement means including “without limiting” or “without limitation”.

4.	The word “or” is used in the inclusive sense, as in “and/or”.

5.	Any reference to “US Dollars” or “$” is to the lawful currency from time to time of the United States of America.

6.

Any reference to a statute or statutory provision includes any successor legislation thereto, regulations promulgated thereunder, any consolidation or re-enactment, modification or replacement thereof, any statute or statutory provision of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time except in each case to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this Agreement would extend or increase the obligations, in any manner (and whether financial obligations or otherwise), of either Party hereunder.

7.	References to Articles, Sections and Parts refer to the Articles, Sections and Parts of and to this Agreement. References to items are to items of the Product Schedule.

8.	Unless otherwise expressly stated or the context otherwise requires, if there is any inconsistency between:

a.	the Product Schedule and any of the remainder of the terms of this Agreement, the terms of the Product Schedule shall take precedence;

b.	any Purchase Order and this Agreement, this Agreement shall control; and

c.

the provisions of the QAA (as defined in Section 6.2) and the provisions of this Agreement, the provisions of this Agreement shall prevail, except that with respect to matters related to quality, the QAA shall prevail.

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Annex 1

Potential Development Services

Examples of Development Services to be provided pursuant to this Agreement subject to the terms of Development Service Schedules to be entered into by SPINCO and AstraZeneca or one or more AstraZeneca Affiliates.

Development activities

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

[***]

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Annex 2

Potential Activities under Supply Schedules

Examples of activities that may be undertaken pursuant to Supply Schedules to be entered into by SPINCO and AstraZeneca or one or more AstraZeneca Affiliates are as follows:

[***]

[***]

[***]

[***]

[***]

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